SHAREHOLDER MEETING RESULTS OF THE FUNDS
--------------------------------------------------------------------------------

At a Special Meeting of Shareholders of the Funds held on August 30, 2002, shareholders approved the following proposals:

To approve a new advisory agreement between Strong Capital Management, Inc. and Advisors Series Trust on behalf of:


                                             For         Against       Abstain
Strong Advisor Large Company Core Fund      296,196       7,515           ---
(previously known as the Rockhaven Fund)

Strong Large Company Growth Fund          1,243,355       5,029        10,547
(previously known as the Rockhaven
Premier Dividend Fund)


To approve a plan of reorganization of Advisors Series Trust to reorganize:


                                             For         Against       Abstain
Rockhaven Fund into the Strong Advisor      296,196       7,515           ---
Large Company Core Fund
                                          1,244,178       4,378        10,375
Rockhaven Premier Dividend Fund into
the Strong Large Company Growth Fund